QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The only subsidiary of Roberts Realty Investors, Inc. is Roberts Properties Residential, L.P., a Georgia limited partnership (the "operating partnership") of which Roberts Realty is the sole general partner and in which Roberts Realty owns an 84.53% ownership interest as of March 20, 2013. The operating partnership owns 100% of the following Delaware and Georgia limited liability companies:

  Roberts Bassett LLC (Delaware)
  Roberts Spectrum LLC (Delaware)
  Northridge Parkway, LLC (Georgia)

QuickLinks

  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT